                                                                    EXHIBIT 10.1


                        Property Management Services Agreement



made effective as of the First day of January in the year of Nineteen Hundred and Ninety Seven by and between



                   The Chase Manhattan Bank ("Chase")
                   Facilities Management
                   2 Chase Manhattan Plaza, 9th Floor
                   New York, New York  10081

                   and

                   Axiom Real Estate Management, Inc. ("Axiom")
                   55 E. 59th Street
                   New York, New York  10022



                                     WITNESSETH:

Whereas, Chase for itself and on behalf of its Parent, subsidiaries and affiliates, and Axiom wish to enter into an Agreement providing for the furnishing of services by Axiom to Chase in/at the premises owned/leased by Chase set forth in Exhibit A attached hereto and incorporated herein (the "Properties"); and

Whereas, Contractor and Chase wish to formalize the terms and conditions of such Agreement and place them in one written document.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and in accordance with Axiom's Proposal dated July 11, 1996 modified as agreed, the parties agree as follows:


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                                      ARTICLE I

                                 AXIOM'S SERVICES AND
                                   RESPONSLBILLTLES


Chase hereby appoints Axiom to assist in the management of the Properties set forth in Exhibit A.

Axiom shall use its best efforts to manage the various Properties in accordance with the provisions of this Agreement. In carrying out the services required by this Agreement, Axiom shall at all times exercise the care, skill and diligence exercised by prudent and experienced property managers.

Axiom is responsible to assist Chase in its management, coordination and supervision of the operation, maintenance and management of the Properties in a manner consistent with industry standards compatible with first class office buildings in New York City.

To the maximum extent practicable, Axiom shall maintain such standards in accordance with the Annual Plan agreed to between Chase and Axiom.

1.1           BASIC SERVICES

Axiom's Basic Services consist of the services set forth below and those services stated in Article 16 as Basic Services.

1.1.1 Develop an overall plan to effectively manage the maintenance and operations of each Property within thirty (30) days (the "Plan). This Plan shall include (i) a staffing plan detailing on-site employee positions (including detailed job descriptions and salary ranges for employees selected to fill key operating positions) which Axiom deems necessary for the proper operation, maintenance and management of the Properties (hereinafter Employees of the Properties).

Once approved in writing by Chase, Axiom shall implement the Plan. Axiom shall alter or change this Plan as needed to meet the changing needs of the Properties. It is understood and agreed that the number of and positions of Employees of the Properties shall be subject to change during the term of this Agreement as mutually agreed by and between Axiom and Chase.

1.1.2 To the extent Axiom deems it necessary for the proper operation, maintenance and management of the Properties, Axiom shall select, assign, hire and supervise Employees of the Properties who, in each instance, shall be employees of Axiom or one of Axiom's affiliates or subsidiaries (and not of Chase). Axiom shall train, direct and supervise all Employees of the Properties in the performance of their duties. In addition, prior to assignment to Chase's Properties of Employees of the Properties, Axiom will assure processing and compliance with Chase's requirements for any individual assigned to work on Chase's premises. These requirements are subject to all applicable statutes, ordinances, rules, and regulations and not violative of any collective bargaining agreement and are set out in Exhibit C (as the same may be amended from time to time by Chase on notice to Axiom (the "Chase Requirements"). Chase Requirements may be amended by Chase from time to time.

1.1.2.1       Axiom shall perform this Agreement in the following manner:

(i) Axiom agrees that at all times herein, from and after the effective hire date of any Employees of the Properties, it will be the employer of the Employees of the Properties in the performance of this Agreement, except to the extent that it utilizes, hires or contracts agents, sub-contractors, servants or any other third party to assist it in the performance of all or any part of the Basic Services (hereinafter collectively referred to as "Others retained by Axiom"). Such Employees of the Properties and Others retained by Axiom shall not be considered to be the agents or employees of Chase for any purpose whatsoever. Chase shall be advised of, and shall have the right to request reassignment of any such Employees of the Properties or Others retained by Axiom to perform

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any of the Basic Services, and it is expressly understood that Chase's exercise of its discretion to seek reassignment of any such Employees of the Properties or Others retained by Axiom is not intended to affect the employment or employmentability of any such Employees of the Properties or Others retained by Axiom and such request shall be advisory in nature only. All Basic Services performed by Employees of the Properties or Others retained by Axiom, must conform to the level of technical expertise and performance maintained by Chase.

(ii) The manner and means of accomplishing all the Basic Services shall be entirely under the direction and control of Axiom; PROVIDED, HOWEVER, that Axiom shall collaborate with Chase or its employees or agents when Chase determines the circumstances warrant and shall notify Chase of circumstances where policy issues may be of particular sensitivity or concern to Chase; and further PROVIDED, HOWEVER, that Chase may, at any time and without articulating or demonstrating any reason, request reassignment of Employees of the Properties or Others retained by Axiom assigned to perform Basic Services subject to the terms of any applicable collective bargaining agreements. Axiom will be solely and entirely responsible for acts of Employees of the Properties, and Others retained by Axiom that Axiom supervises during the terms of this Agreement.

(iii) The execution of this Agreement shall not create the relationship of a partnership or joint venture by and between Chase and Axiom.

1.1.2.2 Axiom shall at a minimum: (i) pay all wages and other benefits properly payable to Employees of the Properties hired by Axiom, (ii) maintain proper payroll records, (iii) remit to the proper authorities all required income and social security withholding taxes, unemployment insurance payments, workmen's compensation payments, sales tax (if applicable), and such other amounts with respect to wages and other benefits payable to such Employees of the Properties as may be required under applicable laws, together in each case with all required reports or other filings, (iv) remit to all Employees of the Properties IRS W2 forms and any other statements required by applicable laws, within the time periods required by such laws, and (v) obtain, maintain and administer all medical, disability and other insurance benefits and other fringe benefits as may from time to time be required under any union or other agreements or arrangements pertaining to Axiom's employment of such Employees of the Properties.

1.1.3 Within forty-five (45) days after the commencement of this Agreement, Axiom shall develop a preventive maintenance schedule for each piece of equipment in the Properties and thereafter shall maintain and supervise such schedules.

Axiom shall cause such ordinary and necessary repairs to be made to the Properties and all equipment and systems located in or servicing the Properties as shall be necessary or advisable for proper operation and maintenance.

Notwithstanding the cost limitations set forth herein, Axiom shall cause to be made all repairs which are immediately necessary for the preservation or protection of the Properties or the safety of users, tenants and other persons in or on the Properties, or are otherwise immediately required to avoid the suspension of any necessary services in the Properties without Chase's prior approval and without limitation as to cost, provided, however, that in each such instance Axiom shall (i) before causing any such emergency repair to be made, use reasonable efforts under the circumstances to notify Chase of the emergency situation and obtain Chase's approval of such repair, and (ii) immediately after such emergency repair, fully apprise Chase in writing of the emergency and the repairs made and account to Chase for the costs thereof.

1.1.4 Develop and maintain a system of dealing with service requests and complaints from the users and/or tenants, including a method to ensure that each building management function has been satisfied. Once approved by Chase, Axiom shall implement the system.

Axiom shall use its best efforts to attend to and resolve all complaints of the users and/or tenants of which Axiom shall become aware and shall attempt to resolve any complaints, disputes or disagreements by or among users/tenants.

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1.1.5         Develop a system of quality control inspections to ensure that contracted services as well as in-house manpower services are being performed in a first-class manner. Once approved by Chase, Axiom shall implement the system.

1.1.6 Develop and maintain a Building Management Manual for each Property. At a minimum, this manual should include procedures and telephone numbers for service requests, emergency notification lists, actions to be taken in the event of fire, flood, other natural disasters and first-aid procedures including location of emergency equipment and such other items as may be directed by Chase.

1.1.7 Develop and maintain a system for ensuring compliance with all Federal, State and Local statutes applicable to the services being provided under this Agreement.

1.1.8 Ensure that all licenses necessary to operate each facility are held by individuals or staff members as required by law. Axiom shall immediately notify Chase in writing of its inability to obtain any such license or permit.

Notwithstanding the cost limitations set forth herein, Axiom may, without Chase's prior written approval, take or cause to be taken any such actions without limitation as to cost if failure to do so immediately would or might, in Axiom's reasonable judgment, expose Chase or Axiom to criminal liability, provided, however, that in each such instance Axiom shall, before taking or causing to be taken any such action, use Axiom's best efforts under the circumstances to notify Chase of the need for such action and obtain Chase's approval. Axiom and Chase shall each promptly notify the other of any violation, order, rule or determination affecting the Properties of any governmental authority or Board of Fire Underwriters or similar agency.

1.1.9 Interface as needed with Chase's project management staff and any independent contractors retained by Chase or its construction managers on capital projects.

Axiom shall plan and coordinate the moving in and moving out of the users/tenants in the Properties at the option and direction of Chase, in order to ensure a minimum of disturbance to the operation of the Properties and to other users/tenants then occupying or preparing to occupy space in the Properties.

1.1.10 Interface with Chase's security staff ensuring building management participation as necessary in the security process.

1.1.11 Continuously keep Chase advised of methods for lowering occupancy costs by recommending upgrading/changing equipment, energy conservation, or contracting methods.

1.1.12 Evaluate service contracts versus "in-house" manpower with performance and economy as major concerns.

Within thirty (30) days of Axiom's receipt of any service and maintenance contract for the Properties, Axiom shall provide Chase with a written analysis of such contracts, including Axiom's recommendations with respect to the rebid, restructuring or elimination of any or all of such contracts. If Chase shall decide to rebid any such contract then, within thirty (30) after Chase advises Axiom of such decision, Axiom shall complete and submit to Chase a proposed bid package for same.

From time to time during the term of this Agreement, Chase can require Axiom to rebid any or all of the service and maintenance contracts, in which case the foregoing procedure shall be applicable.

Service contracts are to include a thirty (30) day cancellation clause exercisable by Chase. All service contracts shall be between Chase and the Vendor (unless otherwise agreed between Chase and Axiom to be between Axiom and the Vendor); Axiom will administer these contracts (including payment of all invoices).

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1.1.13        Within sixty (60) days after the commencement of this Agreement and on or before July 1 of each year thereafter during the term of this Agreement, Axiom shall prepare and submit to Chase, for Chase's review and approval, a comprehensive written plan ("Annual Plan") setting forth the program planned by Axiom for the operation, maintenance and management of the Properties during the next following calendar year (or portion thereof in the case of the first Annual Plan). Each Annual Plan shall be prepared in a format requested by Chase and shall contain at a minimum (i) a proposed budget for each Property with a comparison of the previous year's "estimated actual" versus budget for the Plan year, (ii) an analysis of major changes in expenses, previous year vs. Plan year, (iii) cost per square foot comparison by category, (iv) a full narrative for each budget category, (v) annual operating budget schedules, (vi) capital improvements narrative, (vii) cash requirements by month, and (viii) such other information as may be reasonably requested by Chase.

As part of each Annual Plan, Axiom shall prepare and submit for Chase's approval a pro forma budget in form satisfactory to Chase, setting forth anticipated expenditures (capital, operating and other) pertaining to the Properties. The proposed budget shall also include explanatory notes where any item varies materially from the corresponding item in the previous year's budget or where any item was not included in the last year's budget or where an item so included has been excluded from the proposed budget.

Axiom shall manage the Properties consistent with and subject to the cost limitations set forth in the approved Annual Plan.

Axiom shall make such reasonable modifications to each proposed budget as may be requested by Chase from time to time.

1.1.14 Develop a system to receive, process and pay all properly documented and approved invoices for all services required to operate and maintain the facilities in a first class condition.

Obtain prior approval for all invoices exceeding $10,000 except for payment of previously approved service contracts, i.e. monthly cleaning, HVAC, etc.

This system must ensure purchasing efficiency and provide a readily auditable "trail" acceptable to Chase. This system also includes creation of an imprest account for needed disbursements. Once approved by Chase, Axiom shall implement the system.

Axiom shall establish and maintain proper, complete and current books and accounts, records and other documentation (collectively "Records") pertaining to the operation and maintenance of each of the Properties in the manner specified by Chase from time to time, and same shall be available for inspection by Chase and their authorized representatives during normal business and at other reasonable times upon reasonable notice. The Records shall be the property of Chase and shall be delivered to Chase immediately upon the termination of this Agreement without any payment or additional consideration to Axiom.

1.1.15 Axiom shall open and maintain, in Axiom's name, an account or accounts (collectively, "Operating Accounts") in a Chase Branch Bank in the type of account or accounts designated from time to time by Chase. Axiom shall make only those withdrawals from the Operating Accounts as necessary to pay the Reimbursable Costs when due in accordance with this Agreement. All funds deposited in the Operating Accounts and any interest thereon shall be and remain Chase's property. All other withdrawals by Axiom from the Operating Accounts shall be made only with Chase's prior approval. In the event that at any time there be insufficient funds available in the Operating Accounts to be disbursed as hereinabove set forth, Chase agrees to supply Axiom immediately with funds required to make such payments. Chase agrees to reimburse Axiom promptly for any disbursement which Axiom may elect to advance for the account of Chase. Nothing herein shall be construed to obligate Axiom to make any such advances.

1.1.16 Develop and when directed by Chase implement a semi-annual performance critique by the user community. Results shall be tabulated by Axiom and submitted for review by Chase's Director of Property Management and Axiom's executives.

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1.1.17        Develop an audit program in which two independent auditors, previously approved by Chase, will when directed by Chase semi-annually review all expenses disbursed by Axiom. The auditors shall submit results of their audits directly to Chase's Occupancy Accounting Department. The auditors shall be independent auditors (out-of-house and non-Axiom affiliated) approved by Chase.

1.1.18        The providing of the needed project management services stated in
Article 16 for Capital Projects with Construction Cost less than $150,000.

1.1.18.1 If/when any bid package is estimated to be over $10,000, competitive bids shall be solicited, subject to protocols and procedures established by Chase for competitive bidding.

1.1.19 Axiom shall furnish any and all business administration and management services that are needed to provide the Basic Services in an expeditious and economical manner consistent with the interests of Chase.

1.1.20 Axiom shall interface with Labor Union activities in all phases of building operations. Axiom shall negotiate all union labor contracts affecting all employees of Axiom (including, but not limited to, Employees of the Properties) who are rendering services in connection with this Agreement, and shall use its best efforts to settle and compromise all controversies and disputes arising under such contracts upon such terms and conditions as Axiom may deem to be in Chase's best interests, subject to Chase's written approval.

1.1.21 Axiom shall monitor the performance of all work performed under service and maintenance contracts and shall evaluate if any such work should be performed by Employees of the Properties. Axiom shall make an appropriate recommendation to Chase.

Axiom shall implement a system of quality control inspections (which shall be available for review and approval by Chase) to ensure that all services are performed in a first class manner.

1.1.22 Ensure all trade and volume discounts available are passed on to Chase.

1.1.23 Ensure that each purchase or contract exceeding $9,999 is competitively bid (except as otherwise approved by Chase), subject to protocols and procedures established by Chase for competitive bidding.

1.1.24 Axiom shall prepare and deliver to Chase prior to the 15th day of each month a monthly report in form acceptable to Chase setting forth at a minimum: (i) a cost report detailing budget as projected in the approved Annual Plan versus actual expense for the latest complete month and for the current year to date in sufficient detail to allow thorough analysis. It shall include explanations of any variance exceeding the lesser of five percent (5%) or $4,999.99 in any budget category, (ii) a cash disbursement statement for the previous month with supporting documentation, and (iii) monthly bank statements as to the Operating Accounts, copies of checks and Chase reconciliation statement on software compatible with that utilized by Chase from time to time,
(iv) A report delineating charges against Chase's Chart of Accounts for all disbursements made the previous month as well as for charges year to date, and
(v) Minority/Women Business Enterprise ("MWBE") Report showing amount of MWBE participation in contracted work.

All reports shall be in sufficient detail and in a computerized format compatible with Chase's systems.

Within fifteen (15) days after the end of each month, Axiom shall remit to Chase all unexpended funds in the Operating Accounts at the end of the previous month.

1.1.25 Schedule and conduct quarterly conferences between Axiom's executives and the Directors of Chase's Facility Management Unit and Property Management Group. These conferences will include a comprehensive inspection of each Property and a review of Axiom's performance.

1.1.26 Subcontract awards to MWBEs are crucial to achieving goals for participation by these Disadvantaged Business Enterprises. The goals are currently 20% for MWBEs. Axiom shall establish and monitor a plan on

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how it intends to meet and, if possible, exceed the stated goals.  The actual results of this plan are to be tabulated monthly for inclusion in the Monthly Report.

1.1.27 Within thirty (30) days of Axiom's receipt of a Lease and or modification thereto from Chase, Axiom shall provide Chase with an abstract of same.

1.1.28 Any other service that is customarily provided by a property management services firm doing business in the location of the Properties.

1.2           ADDITIONAL SERVICES

The following Additional Services shall be performed upon authorization in writing from Chase and shall be paid for as provided in this Agreement.

1.2.1 As directed by Chase, Axiom shall provide only such additional services that are within their competence to provide.

1.2.2 Additional services shall be any service requested by Chase that is not set forth as part of Basic Services.

1.2.2.1       Additional Services could include but are not limited to:

1.2.2.1.1 Basic Services for the amount of Rentable Square Feet (RSF) in excess of the specific quantity set forth in Exhibit A of this Agreement.

1.2.2.1.2     The providing of the project management services stated in
Article 16 for Capital Projects greater than $150,000.

1.2.2.1.2.1 There is no guarantee that Chase will use Axiom to provide such project management services. Chase will consider Axiom for such projects but reserves the right to either manage the work in-house or have a consultant provide such services.

1.2.2.1.2.2 Consultation on replacement of work damaged by fire or other cause during construction, and furnishing services in conjunction with the replacement of such work which damage impacts the critical path of the Project Schedule.

1.2.2.1.2.3 Services made necessary by the default of a contractor, which default impacts the critical path of the Project Schedule.

1.2.2.1.3     An extension of the Basic Services beyond a 3 year duration.

1.3           TIME

1.3.1 Axiom shall perform Basic and Additional Services as expeditiously as is consistent with reasonable skill and care. The duration of Basic Services is three years from the effective date of this Agreement.


                                      ARTICLE 2

                               CHASE'S RESPONSIBILITIES


2.1           Chase shall work with Axiom in managing the Properties.

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Chase shall provide information regarding the requirements of the Properties, which shall set forth Chase's objectives, constraints and criteria, special equipment and systems, and site requirements.

2.2 Based on consultation with and recommendation of Axiom, Chase shall approve an Annual Plan for each Property.

2.3 Chase shall designate a representative authorized to act in Chase's behalf with respect to this Agreement. Chase's authorized representative shall examine documents submitted by Axiom and shall render decisions pertaining thereto promptly to avoid unreasonable delay in the progress of the services provided by Axiom.

2.4 If Chase observes or otherwise becomes aware of any deficiency of Axiom in performing any of the services stated herein, prompt notice thereof shall be given by Chase to Axiom.

2.5 Chase reserves the right to perform work related to the Properties with Chase's own resources, and to award contracts in connection with the Properties which are not part of Axiom's responsibilities under this Agreement. Axiom shall notify Chase if any such independent action in any way compromises Axiom's ability to meet Axiom's responsibilities under this Agreement.

2.6 Chase shall furnish required information and services and shall render approvals and decisions as expeditiously as necessary for the orderly progress of Axiom's services.

2.7 Chase shall provide Axiom with a complete copy of all then effective leases, subleases and license, occupancy or similar agreements (individually a "Lease" and collectively "Leases") with all persons, agents and entities occupying or using portions of the Properties (individually a "tenant" and collectively "tenants") under Leases with Chase. In addition, Chase shall provide Axiom with a complete copy of all then effective leases and licenses, occupancy or similar agreements between Chase, as lessee, and the owners of the Properties ("Chase Leases").

Chase shall supply Axiom with a complete copy of any new Lease, modification of Lease, new Chase Lease or modification of Chase Lease entered into by Chase during the term of this Agreement.

2.8 Chase shall provide Axiom with a copy of all then effective service and maintenance contracts for the Properties, including, but not limited to, contracts for utilities, elevator maintenance, telephone service, office cleaning, window cleaning, landscape maintenance, rubbish removal, fuel, and vermin extermination.

2.9 During the term of this Agreement Chase will provide, at no cost to Axiom (or shall reimburse Axiom for the costs associated with the provision of suitable space at the Properties (such space is hereinafter referred to as the "Property Offices") to be utilized by Axiom for the purposes of performing its services under this Agreement and for no other purpose.

The Property Offices shall be properly equipped with necessary office supplies, business machines and telephones. Chase will reimburse Axiom for all costs incurred with respect to such office supplies, business machines and telephones including, but not limited to, acquisition, installation and reasonable usage charges incurred in carrying out the services required under this Agreement.


                                      ARTICLE 3

                                    KEY PERSONNEL

3.1 Axiom shall appoint a single individual, the Portfolio Manager, who shall be the person primarily responsible for Axiom's proper execution of the Services required by this Agreement. Such individual shall have sufficient experience and stature to effectively discharge all responsibilities.

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3.2           In addition to the Portfolio Manager, the Property Management
Axiom shall also propose other Key Personnel to handle the day to day services for the Properties.

3.3 All Key Personnel proposed by Axiom must be approved in writing by Chase prior to their working for any of the Properties.

3.4 Axiom shall remove from the Properties any of the Key Personnel Chase so directs Axiom to remove.

3.5 Axiom may not remove any Key Personnel associated with this Agreement unless Axiom receives prior written approval from Chase. The only exception is if the Key Person ceases to be in the employ of Axiom or any of its affiliates.


                                      ARTICLE 4

                                      PROPERTIES


4.1 This Agreement covers the Properties set forth on Exhibit A, attached hereto.


                                      ARTICLE 5

                               DIRECT PERSONNEL EXPENSE

5.1 Direct Personnel Expense is defined as the direct salaries of all of Axiom's personnel engaged for this Agreement, excluding those whose compensation is included in the fee, and the portion of the cost of their mandatory and customary contributions and benefits related thereto such as employment taxes, sales and use taxes, and other statutory employee benefits, insurance, sick leave, holidays, vacations, pensions, all benefits under the terms of any applicable bargaining agreements and severance benefits under Axiom policy, consistently applied as changed from time to time, and similar contributions and benefits.


                                      ARTICLE 6

                                  REIMBURSABLE COSTS


6.1 The term Reimbursable Costs shall mean all costs necessarily incurred in the proper performance of Basic Services and paid by Axiom from the imprest account established under this Agreement. Such costs shall be at rates not higher than the standard paid in the locality of the Properties, except with prior consent of Chase. Reimbursable Costs and costs not to be reimbursed shall be further enumerated in Article 15.

6.2 Trade discounts, rebates and refunds, and returns from sale of surplus materials and equipment shall accrue to Chase, and Axiom shall make provisions so that they can be secured, to the extent possible.

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                                      ARTICLE 7

                                  PAYMENTS TO AXIOM


7.1           PAYMENTS ON ACCOUNT OF BASIC SERVICES

7.1.1 Payments for Basic Services Fee shall be made monthly and shall be on the basis set forth in Article 15.

7.1.1.1 The Basic Services Fee shall include and be limited to all costs associated with:

              1.   The provision of the Portfolio Manager.

              2. All overhead and profit as well as any Axiom office overhead and other support services including data processing support for bill paying functions and generation of all reports consistent with the Basic Services. This includes all direct and indirect overhead except for salary expenses and benefits associated with on site personnel below the level of Portfolio Manager.

              3. All time spent by Axiom's personnel in any office not at one of the Properties. This also includes the time of any of Axiom's personnel above the level of Portfolio Manager.

              4. Any other costs specifically stated to be a nonreimbursable expense.

7.2           PAYMENTS ON ACCOUNT OF REIMBURSABLE COSTS

7.2.1 Chase shall fund the imprest account to the level agreed by and between Chase and Axiom.

Axiom may disburse amounts from the imprest account for all reimbursable costs. Prior approval by Chase is required for disbursement of a reimbursable cost exceeding $10,000 except for payment of previously approved service contracts, i.e. monthly cleaning, HVAC, etc.

7.3           PAYMENTS ON ACCOUNT OF ADDITIONAL SERVICES

7.3.1 Chase shall compensate Axiom for Additional Services and Reimbursable Expenses associated therewith.

7.4           PAYMENTS WITHHELD

7.4.1 No deductions shall be made from Axiom's Basic Services Fee on account of penalty, liquidated damages or other sums withheld from payments to Vendors, or on account of the cost of changes in Work other than those for which Axiom is held legally liable.


                                      ARTICLE 8

                              AXIOM'S ACCOUNTING RECORDS


8.1 Records of Reimbursable Costs and costs pertaining to services performed on an hourly basis or on the basis of a Multiple of Direct Personnel Expense shall be kept on the basis of generally accepted accounting principles and shall be available to Chase or Chase's authorized representative at mutually convenient times.

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                                      ARTICLE 9

                                     ARBITRATION


9.1 All claims, disputes and other matters in question between the parties to this Agreement arising out of or relating to this Agreement or the breach thereof, shall be decided by arbitration in accordance with the Arbitration Rules of the American Arbitration Association then obtaining unless the parties mutually agree otherwise. No arbitration arising out of or relating to this Agreement shall include, by consolidation, joinder or in any other manner, any additional person not a party to this Agreement except by written consent containing a specific reference to this Agreement and signed by Axiom, Chase and any other person or party sought to be joined. Any consent to arbitration involving an additional person or party shall not constitute consent to arbitration of any dispute not described therein. This agreement to arbitrate and any agreement to arbitrate with an additional person or party duly consented to by the parties to this Agreement shall be specifically enforceable under the prevailing arbitration law.

9.2 Notice of demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

9.3 The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.


                                      ARTICLE 10

                               TERMINATION OF AGREEMENT

10.1 This agreement may be terminated at any time by mutual consent of both parties.

10.2          TERMINATION FOR CAUSE

Chase may terminate this agreement for cause.

Chase shall deliver written notice of deficiency to Axiom.

Axiom shall respond to the deficiency notice within ten days and advise what steps will be taken to cure the deficiency.

If in the sole judgment of Chase, Axiom is not taking adequate action to assure the deficiency will be cured within another thirty (30) days or if the deficiency remains uncured for another thirty (30) days, Chase may immediately terminate the Contract for cause.

10.3          TERMINATION FOR CONVENIENCE

Chase shall have the right to terminate this Agreement without cause only after this Agreement has been in force for one (1) year or more and at any time thereafter upon thirty (30) days prior written notice.

10.4 This Agreement and the term and interest hereby granted are subject to the limitations that:

(i) In the event a petition in bankruptcy is filed by or against either Chase or Axiom, or in the event that either shall make an assignment for the benefit of creditors or take advantage of any insolvency act, either party hereto may forthwith terminate this Agreement upon ten (10) days' notice in writing.

(ii) If Axiom makes an assignment of its property for the benefit or creditors or files a voluntary petition under any bankruptcy or insolvency law or if an involuntary petition under any bankruptcy or insolvency law is filed against Axiom and Axiom had theretofore committed an act of bankruptcy or insolvency as alleged in such petition;

(iii) If a petition is filed by or against Axiom under the reorganization provisions of the United States Bankruptcy Act or under the provision of any law of a like import;
(iv) If Axiom files a petition under the arrangement provision of the United States Bankruptcy Act or under the provisions of any of like import;

(v) If a receiver is appointed for Axiom or for the property of Axiom;

(vi) If Axiom does anything or permits to be done anything, whether by action or inaction, contrary to any covenant, agreement, term, provision or condition of this Agreement on the part of Axiom;

Then, if any of said contingencies occur, Chase may give to Axiom a notice of intention to terminate this Agreement and, at the expiration of five (5) days from the date of giving of notice, this Agreement will expire and terminate with the same effect as if that day were the date hereinafter set for the expiration of the term of this Agreement and Chase will have no further obligation under this Agreement whatsoever; provided, however, that Axiom will remain liable for damages as hereinafter provided. In addition to all of Chase's other rights and remedies, Chase will be entitled to such other damages, consequential and otherwise as Chase may sustain by reason of Axiom's default. In the event of breach or threatened breach of this Agreement or any of the covenants, agreements, terms, provision or conditions hereof, Chase will have the right of injunction, the right to invoke any remedy of that law or in equity as if other remedies were not herein provided for.

10.5 This Agreement or part thereof shall automatically terminate in the event that Chase sells, leases and otherwise vacates some or all of the Premises for which the Services are being rendered and Chase will have no further liability or obligation whatsoever.

If all or part of any Property is sold, its lease terminated or otherwise vacated, upon notice by Chase, Axiom shall discontinue its Services as directed by Chase. Compensation otherwise due Axiom shall be adjusted based on the annual square foot rate multiplied by the number of RSF taken out of service prorated to the effective date of Chase's notice.

Any reduction in the number of Properties due to this Article l0.5 shall not affect this Agreement as it pertains to the remainder of the Properties for which Axiom is providing Services.

10.6 In the event of termination not the fault of Axiom, Axiom shall be compensated for all services performed and payments requested by Chase to the termination date.


                                      ARTICLE 11

                               MISCELLANEOUS PROVISIONS


11.1 Unless otherwise specified, this Agreement shall be governed by the laws of the State of New York.

11.2 As to all acts or failures to act by either party to this Agreement, any applicable statute of limitations shall commence to run, and any alleged cause of action shall be deemed to have accrued, in any and all events not later than the actual termination date of this agreement.

11.3 Except as provided elsewhere in this Agreement or where the law imposes a legal duty or penalty upon Axiom, or upon Axiom and Chase, as distinguished from Chase alone, Axiom shall not make repairs, additions or alterations to the Properties or comply with orders of public authority affecting the Properties without first obtaining prior written consent of Chase.

11.4 All notices referred to herein, shall be deemed to be sufficiently given if in writing and sent by United States registered or certified mail (return receipt requested) to Chase's Director of Property Management or to Axiom, as the case may be, at their respective business addresses first hereinabove given or at such other address or addresses as either party shall hereafter designate by written notice.

11.5 Axiom represents that it is an Equal Opportunity Employer in accordance with Executive Order No. 11246, dated September 24, 1965, as amended by Executive Order No. 11375, dated October 13, 1967.

In addition, during the performance of this Agreement, Axiom agrees as follows:

(i) Axiom will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin, age, disability, sexual orientation, creed, alienage, citizenship status, marital status or any other protected status. Axiom will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex or national origin, age, disability, sexual orientation, creed, alienage, citizenship status, marital status or any other protected status. Such action may include, but not be limited to, the following: employment, upgrading, demotion or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. Axiom agrees to post in conspicuous places, available to the employees and applicants for employment, notices setting forth the provisions of this nondiscrimination clause.

(ii) Axiom will in all solicitations or advertisements for employees placed by or on behalf of Axiom, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, national origin, age, disability, sexual orientation, creed, alienage, citizenship status, marital status or any other protected status.

(iii) If applicable to Axiom, Axiom shall comply with all provisions of the Equal Opportunity/Affirmative Action clauses of and the implementing regulations for:

              (a)  Executive Order 11246, as amended;

              (b) Affirmative Action Regulations for minorities and women - 41 CFR 60-1 et seq.

              (c)  Section 503 of the Rehabilitation Act of 1973;

              (d) Affirmative Action Regulations for Handicapped Workers - 41 CFR 60-741;

              (e) Section 402 of the Vietnam-Era Veterans Readjustment Assistant Act of 1974; and

              (f) Affirmative Action Regulations for Special Disabled and Vietnam-Era Veterans - 41 CFR 60-250

These above six provisions are hereby incorporated by reference into this Agreement.

Axiom also agrees to comply with Federal, State and Local non-discrimination laws, to ensure that its employment policies and practices are non-discriminatory, and to take affirmative action efforts, where appropriate. Further, Axiom agrees to comply with the Americans with Disabilities Act ("ADA"), identify issues of compliance with the ADA (including Titles I and III) for both Chase and Axiom and ensure Chase and Axiom's compliance with the ADA including Titles I and III to the extent such compliance is covered by this Agreement.

11.6 It is the policy of Chase through its Minority and Women-Owned Business Development Program ("Vendor Program") (the terms of which are incorporated herein) that registered minority owned business enterprises ("MBE's") and women owned business enterprises ("WBE's") (together referred to as "MWBE's") shall have equal opportunity to bid on Chase contracts and to participate in the performance of contracts for goods and services with Chase. Axiom is asked to share in this commitment and to work with Chase to achieve this.

11.6.1 Axiom shall take all Necessary and Reasonable Steps to seek to achieve the purposes of Chase's Vendor Program and to achieve the Plan described below, including the MWBE Utilization Goal.

11.6.1.1      Chase's MWBE utilization goal for this Agreement is 20%.

11.6.1.2 If either Chase or Axiom determine that there are subcontracting opportunities for portions of the Work specifically identifiable with the services provided and/or goods purchased under this Agreement, Axiom shall propose, establish, implement and monitor an approved Plan, identifying the Necessary and Reasonable Steps to be undertaken to seek to achieve the purposes of the Vendor Program and the Plan including the Utilization Goal.

11.6.1.2.1 The actual results of this Plan are to be tabulated monthly by Axiom and submitted to Chase. If Axiom does not achieve compliance with the Plan and Utilization Goal, Chase will evaluate whether Axiom has taken all Necessary and Reasonable Steps to seek to achieve the purposes of the Vendor Program and the Plan.

11.6.2 Failure to comply with this Article 11.6 of the Agreement may constitute a material breach.

11.7 Any provisions of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and no such prohibition or unenforceability in any jurisdiction shall invalidate such provision in any other jurisdiction.

11.8 The term "Axiom" as used in this Agreement shall include any corporate subsidiaries or affiliates of Axiom who perform services in, on, or about the Properties or the land on which the Properties are located, arising out of or in connection with this Agreement.

11.9 Non-Waiver. No course of dealing or failure of either party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.

The failure of Chase to insist in any one or more instances upon the strict performance of any of the covenants, agreements, terms, provisions or conditions of this Agreement or to exercise any election herein contained will not be construed as a waiver or a relinquishment of the future enforceability of such covenant, agreement, term, provision, condition or election. Any waiver by Chase of any covenant, agreement, term, provision or election will only be deemed effective when expressed in writing and signed by Chase.

Mention in this Agreement of any particular remedy will not preclude Chase from any other remedy in law or equity.

11.10 If any provision of this Agreement is found to be invalid for any reason, the invalidity of such provision will not affect the validity of any other provision of this Agreement.

11.11 The descriptions of the provisions of this Agreement which are contained in the margins hereof are for descriptive purposes only and have no legal significance.

11.11 All rights and remedies afforded under this Agreement will be cumulative and in addition to such other rights and remedies as may be available to Axiom and Chase at law and/or in equity.

11.12 Axiom shall not except for a generic listing of Axiom's clients which Axiom may disseminate in the ordinary course of business, without first obtaining the written consent of Chase, advertise or publish the fact that Axiom has furnished or contracted to furnish to Chase, work contracted hereunder.

11.16 Chase's determination of the meaning of such terms as "necessary" "as necessary" "as required" "as needed" "if necessary" and terms of similar import shall be final and binding upon Axiom.

11.17 Axiom acknowledges that some or all of the facilities set forth on Exhibit A may contain hazardous materials (including asbestos containing materials) in various places through the facilities. Axiom shall comply with all federal, state, and local statutes, rules and regulations regarding hazardous materials and, as appropriate, it shall take all necessary precautions to safeguard its employees and occupants of the facilities if it encounters any hazardous material while providing the Services required by this Agreement.

11.18 If in performing the Services, Axiom infringes on a patent and/or copyright it knows of or should know of, Axiom shall fully indemnify and hold Chase harmless from any claim made by the lawful owner of the patent and/or copyright (made either during the term of this Agreement or in the future). This paragraph shall survive the termination of this Agreement.

11.19 If Axiom sells all or a substantial part of its business within the first year this Agreement is in effect, not withstanding other language to the contrary, Chase shall have the right to terminate this Agreement for its convenience by giving Axiom 30 days' notice.

11.20 While on Chase's Properties, Employees of the Properties will comply with all of Chase's security regulations upon reasonable notice of such requirements and when deemed appropriate by Chase, Employees of the Properties will be issued visitor identification cards, which cards will be surrendered to Chase upon demand or at the termination of this Agreement, whichever occurs first.

11.21 If there is a conflict between Axiom's Proposal and this Agreement, the terms and conditions of this Agreement shall govern.


                                      ARTLCLE 12

                                SUCCESSORS AND ASSIGNS


12.1 Chase and Axiom, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement, and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Axiom shall not assign, sublet or transfer any interest in this Agreement without the written consent of Chase.

                                      ARTICLE 13

                                 EXTENT OF AGREEMENT


13.1 This Agreement including any Exhibits attached hereto represents the entire and integrated agreement between Chase and Axiom and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Chase and Axiom.


                                      ARTICLE 14

                                      INSURANCE


14.1          INSURANCE CARRIED BY AXIOM

Axiom, within five (5) business days after the execution of the Agreement or before commencing work or permitting any subcontractor to commence work prior to the expiration of five (5) business days after the execution of the Agreement, whichever is the earliest, shall procure and maintain, the following insurance of the kinds and limits enumerated hereunder, with companies acceptable to Chase. Should Axiom at any time neglect or refuse to provide the required insurance, or should such insurance be canceled, Chase shall have the right to procure such insurance and the cost thereof shall be deducted from moneys then due or thereafter to become due Axiom. Axiom may carry, at its own expense, such additional insurance as it may deem necessary. Axiom shall not be deemed to be relieved on any responsibility by the fact that it carries insurance.

14.1.1        REQUIRED INSURANCE

(a) Workers' Compensation and Employer's Liability Insurance in accordance with the applicable laws of the State of New York or the state in which the work is to be performed or of the state in which Axiom is obligated to pay compensation to employees engaged in the performance of the work. The policy limit under Employer's Liability Insurance section shall not be less than One Million Dollars ($1,000,000.00) for any one accident. The insurance required by this paragraph 14.1.1.a shall be nonreimbursable except for the personnel stationed full time at a Chase facility.

(b) Comprehensive crime policy covering its employees who deal with the Properties or bank accounts hereunder having a policy limit of no less than Two Million and Five Hundred Thousand Dollars ($2,500,000.00). The insurance required by this paragraph shall be nonreimbursable.

14.1.2        CERTIFICATES OF INSURANCE

(a) Axiom shall have its insurance carrier or carriers certify to Chase that all insurance required is in force. Such certificates shall stipulate that the insurance will not be canceled or substantially changed without thirty (30) days' prior notice and shall be sent by certified mail to Chase at 2 Chase Plaza, 23rd Floor, New York, New York, 10081, Attention:
Corporate Insurance Services. Certificates shall be sent to aforementioned address with a copy to the Property Services Group at Chase Facilities Management.

(b) In the event that service under Agreement is rendered by persons other than Axiom, Axiom shall arrange to have such subcontractors furnish to Axiom evidence of insurance, subject to the same terms and conditions set forth above and applicable to Axiom, at least two (2) weeks prior to commencing such work.

14.2          NOTICE TO CHASE

Axiom shall promptly advise Chase's authorized representative of all damages to property of Chase or of others, or injuries incurred by persons other than employees of Axiom (or any subcontractor) in any manner relating, either directly or indirectly, to the work.

14.3          MATERIALS USED BY AXIOM

(a) Axiom or subcontractors will be responsible for insurance coverage on their equipment, tools, supplies and any other materials which they may use in the course of the work or store on Chase's premise; and (b) in work done by Axiom requiring the use of floor finishes, Axiom shall use Underwriters Laboratories approved finishes only.

14.4          INSURANCE CARRIED BY CHASE

(a) Chase agrees to carry general liability insurance with a minimum limit of at least $5,000,000.00 including elevator liability and contractual liability insurance (specifically insuring the indemnity provisions set forth below in paragraph 14.5, and such other insurance as may be necessary for the protection of the interests of Chase and Axiom. In each such policy of insurance, Chase agrees to designate Axiom and its corporate subsidiaries and affiliates, who are performing services under this Agreement, as parties insured with Chase. The general liability, elevator and contractual liability insurance must contain a severability of interest clause and coverage for Personal Injury Insurance. A certificate of each policy issued by the carrier shall be delivered to Axiom by Chase.

(b) Chase shall procure an appropriate clause in, or endorsement on, each of its policies for fire or extended coverage insurance and on all other forms of property damage insurance covering the Properties or personal property, fixtures or equipment whereby the insurer waives subrogation or consents to a waiver of the right of recovery against Axiom, and to the extent permitted by law, Chase hereby agrees that it will not make any claim against or seek to recover from Axiom for any loss or damage to property of the type covered by such insurance.

(c) It is understood and agreed that with respect to any insurance to be provided hereunder and covering Axiom's interest, Chase shall be responsible for the payment of all premiums thereon. All dividends or return premiums in connection with such insurance shall be paid to Chase.

14.5          INDEMNITY AGREEMENT

14.5.1 Chase agrees (a) to hold and save Axiom free and harmless from any claim for damages or injuries to persons or property by reason of any cause whatsoever either in or about the Properties or elsewhere when Axiom is properly carrying out the provisions of this Agreement or acting under the express or implied directions of Chase; or due to Chase's failure or refusal to comply with or abide by any rule, order, determination, ordinance or law of any Federal, State or Municipal Authority and (b) to defend promptly and diligently, at Chase's sole expense, any claim, action or preceding brought against Axiom or Axiom and Chase, jointly or severally, arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify Axiom from any judgment, loss or settlement on account thereof. The foregoing provisions of this paragraph shall survive the expiration or termination of this Agreement.
Nothing contained in this paragraph shall relieve Axiom from responsibility to Chase for the gross negligence and/or willful misconduct of Axiom.

14.5.2.1 Axiom agrees to defend (with counsel satisfactory to Chase), indemnify and save harmless Chase, its officers, directors and employees, from any and all claims, expenses (including reasonable attorneys' fees), damages, suits, costs or judgments whatsoever, whether groundless or otherwise, arising from or out of employment-related claims (including third party action arising out of Worker's Compensation claims of Axiom employees against Chase) arising after the effective date of hiring of any such Employees of the Properties and unrelated to any claim being asserted against Chase as to employment prior to the effective date of hiring or benefits-related claim prior to the effective date of hiring arising out of, incident to, or in connection with, in whole or in part, this Agreement relating to employment related claims (including but not limited to a breach by the Axiom of any term or condition of this Agreement relating to employment related claims or any act or omission of Axiom or of the Employees of the Properties or Others retained by Axiom relating to employment related claims), PROVIDED, HOWEVER, that Axiom shall not be required to indemnify Chase for that portion of damage attributable to Chase's gross negligence or willful misconduct, or where Axiom followed an express instruction by Chase and the instruction is the basis for such damages, in which case Chase will defend and indemnify Axiom except with respect to claims arising from Worker's Compensation claims.

14.5.2.2 As a condition to indemnification, Chase and Axiom agree that each will grant the indemnifying party complete control of the defense of any action and all negotiation in its settlement or compromise, provided that any settlement or compromise shall be reasonably acceptable to the other, and does not adversely affect any rights of or create any obligation on the part of the other.

14.5.2.3 Axiom agrees to indemnify Chase for any loss arising out of fraud, theft, misappropriation or any similar act by Axiom, its officers, directors, employees and Agents.

14.6 The terms of this Paragraph 14 shall survive the termination of this Agreement regardless of the party which terminated or the reasons therefor.


                                      ARTICLE L5

                                BASIS OF COMPENSATION


Chase shall compensate Axiom for the Services provided, in accordance with the Terms and Conditions of this Agreement, as follows:

15.1          BASIC SERVICES COMPENSATION

15.1.1 FOR BASIC SERVICES, as described elsewhere in this Agreement, Basic Compensation shall be computed as follows:

15.1.1.1      The annual Basic Services Compensation shall be:

A Lump Sum of Six Hundred Fifty Eight Thousand Eight Hundred Twenty Four Dollars ($658,824) for Year One ($0.065 for Regions 1 thru 4 and $0.085 for Region 7 times the square feet in Exhibit A);

A Lump Sum of Six Hundred Seventy Nine Thousand Two Hundred Eighty Four Dollars ($679,284) for Year Two ($0.067 for Regions 1 thru 4 and $0.088 for Region 7 times the square feet in Exhibit A); and

A Lump Sum of Seven Hundred Thousand Two Hundred Fourty Eight Dollars ($700,248) for Year Three ($0.069 for Regions 1 thru 4 and $0.092 for Region 7 times the square feet in Exhibit A);

which amounts shall be paid in the following installments:

15.1.1.1.1    Schedule of Payments:

Axiom shall be paid monthly in arrears as follows:

               1.  Months 1-12    A total of Six Hundred Fifty Eight Thousand
Eight Hundred Twenty Four Dollars ($658,824) payable in equal monthly installments of Fifty Four Thousand Nine Hundred and Two Dollars ($54,902) in arrears.

               2.  Months 13-24   A total of Six Hundred Seventy Nine Thousand
Two Hundred Eighty Four Dollars ($679,284) payable in equal monthly installments of Fifty Six Thousand Six Hundred Seven Dollars ($56,607) in arrears.

               3.  Months 25-36   A total of Seven Hundred Thousand Two Hundred
FoUrty Eight Dollars ($700,248) payable in equal monthly installments of Fifty Eight Thousand Three Hundred Fifty Four Dollars ($58,354) in arrears.

15.1.1.2      REIMBURSABLE EXPENSES - BASIC SERVICES

Axiom shall be reimbursed for all expenses incurred associated with the performance of Basic Services except for those costs included in the Basic Services Fee. Axiom may withdraw from the Imprest Account the actual costs of all Reimbursable Expenses incurred by Axiom in the interest of this Agreement with no mark-up.
15.2          ADDITIONAL SERVICES COMPENSATION

15.2.1 For additional services of Axiom, approved in writing by Chase and provided by Axiom in accordance with the Terms and Conditions of this Agreement, compensation shall be computed as follows:

15.2.1.1 The amount of Additional Services Compensation to be paid to Axiom shall be set forth in a written amendment to this Agreement and executed by Chase and Axiom. In the event no agreement is reached as to the amount of Additional Services Compensation to be paid to Axiom, Chase may issue a written order to Axiom to proceed with the work and Axiom must proceed with the Additional Services, and such Additional Services Compensation shall be determined as follows:

15.2.1.1.1 For Managing a quantity of RSF which differs from the quantity stated in Exhibit A, Axiom's Basic Services Fee shall be adjusted and paid at the RSF rate stated in 15.1.1.1 prorated by month and contract year the quantity of space changed.

15.2.1.1.2 For Services related to project management services for capital projects costing in excess of $150,000, Chase will compensate Axiom for all actual construction costs plus fee to be negotiated the maximum of which would be 5% of the construction costs.

15.2.1.1.3    REIMBURSABLE EXPENSES - ADDITIONAL SERVICES

In connection with Additional Services, Reimbursable Expenses are those actual expenditures made by Axiom, its employees, or its professional consultants in the interest of this Agreement including but not limited to, field office, furniture, equipment and utilities, all out-of-pocket expenses for travel and living expenses, long distance telephone, telex, overnight package express, and any direct labor and materials for the construction, if any, that are purchased on Chase's behalf, computer time, photocopies, professional consultants, and document reproduction. This shall include cost of professional consultants retained by Axiom with regard to such Additional Services. Reimbursable Expenses shall be drawn from the Imprest Account as they are paid by Axiom.


                                      ARTICLE 16

                             OTHER CONDITIONS OR SERVICES


16.1          The following services are also considered Basic Services:

16.1.1 Axiom shall provide adequate staff to be able to control and to respond timely to Chase, Chase's other Architects, Engineers, separate vendors, contractors (and their subcontractors), building officials, etc. and to complete all services within the agreed durations and budgets.

16.1.2 When Axiom is to administer separate Vendor Contracts, Axiom shall use the appropriate standard Chase Contract. Axiom is responsible for completion of said contract, execution by the separate Vendors and return to Chase (2 signed copies) prior to the Vendor commencing work.

16.1.3 Axiom is to provide to Chase all requests for change orders from the separate vendors, utilizing Change Order forms and procedures approved by Chase. Verbal authorization of change orders to the vendor is restricted to an officer of the Facilities Management Department of Chase. Such authorization if provided verbally must be followed within 5 business days by written notice.

16.1.4 Axiom is responsible to obtain from the separate vendors and their subcontractors releases of lien within thirty (30) days after completion of contract work. (Exhibit B)

16.1.5 All services provided by Axiom under this Agreement shall be coordinated with Chase's Project and Property Management Procedures.

16.2 On all capital projects costing less than $150,000 for which Chase requests Axiom to manage on Chase's Behalf, Axiom shall provide any/all the following Project Management Services that are needed with the level of detail that is appropriate for the specific Project.

16.2.1        PRECONSTRUCTION PHASE

16.2.1.1      Engage the services of approved design consultant(s).

16.2.1.2 Provide and coordinate the preliminary evaluation of the program and Project budget requirements. With the Architect's and Engineer's assistance, prepare preliminary estimates of Construction Costs for early schematic designs based on area, volume or other customary standards. Assist Chase and the Architect and Engineer in achieving mutually agreed upon program and Project budget requirements and other design parameters. Provide cost evaluations of alternative materials and systems.

16.2.1.2.1 Axiom shall take certain provisions contained in Leases between various Landlords and Chase into consideration in the preparation of the budget and schedules.

16.2.1.2.2 Evaluate Chase's Project budget and cost estimates prepared by Axiom in Axiom's best judgment as a professional familiar with the construction industry. It is recognized, however, that neither Axiom nor Chase has control over the cost of labor, materials or equipment, over Contractors' methods of determining bid prices or other competitive bidding or negotiating conditions. Accordingly, Axiom cannot and does not warrant or represent that bids or negotiated prices will not vary from the Project budget proposed, established or approved by Chase, or from any cost estimate or evaluation prepared by Axiom.

16.2.1.2.3 If a fixed limit of Construction Cost has been established, Axiom shall include contingencies for design, bidding and price escalation, and shall determine what materials, equipment, component systems and types of construction are to be included in the Contract Documents, reasonable adjustments in the scope of the Project, and to suggest alternate Bids in the Construction Documents to adjust the Construction Cost to the fixed limit. Any such fixed limit shall be increased in the amount of any increase in the Contract Sums occurring after the execution of the Contracts for Construction.

16.2.1.2.4 If due to causes beyond Axiom's control, bids are not received within the time scheduled at the time the fixed limit of Construction Cost was established, the fixed limit of Construction Cost shall be adjusted to reflect any change in the general level of prices in the construction industry occurring between the originally scheduled date and the date on which bids are actually received.

16.2.1.2.5 If a fixed limit of Construction Cost or the approved budget is exceeded by the sum of the lowest figures from bona fide bids or negotiated proposals plus Axiom's estimate of other elements of Construction Cost for the Project, Chase shall (1) give written approval of an increase in such fixed limit, (2) authorize rebidding or renegotiation of the Project or portions of the Project within a reasonable time, (3) if the Project is abandoned, terminate Axiom's services for the specific project, or (4) cooperate in revising the scope and quality of the work as required to reduce the Construction Cost. In the case of item (4), Axiom, without additional Fee compensation, shall cooperate as necessary to bring the Construction Cost within the fixed limit or the approved budget.

16.2.1.3 Review designs during their development. Advise on site use and improvements, selection of materials, building systems and equipment and methods of Project delivery. Provide recommendations on relative feasibility of construction methods, availability of materials and labor, time requirements for procurement, installation and construction, and factors related to costs including, but not limited to, costs of alternative designs or materials, preliminary budgets, and possible economies.

16.2.1.4 Provide for the Architect's and Engineer's and Chase's review and acceptance, and periodically update, a Project Schedule that coordinates and integrates Axiom's services, the Architect's and Engineer's services and Chase's responsibilities with anticipated construction schedules.

16.2.1.5 Prepare for Chase's approval a more detailed estimate of Construction Cost(s), developed by using estimating techniques which anticipate the various elements of the Project, and based on Schematic Design Documents prepared by the Architect. Update and refine this estimate periodically as the Architect and Engineer prepares Design Development and Construction Documents. Advise Chase and the Architect and Engineer if it appears that the Construction Cost may exceed the Project budget. Make recommendations for corrective action.

16.2.1.6 Coordinate Contract Documents by consulting with Chase and the Architect and Engineer regarding Drawings and Specifications as they are being prepared, and recommend alternative solutions whenever design details affect construction feasibility, cost or schedules.

16.2.1.6.1 Provide recommendations and information to Chase and the Architect and Engineer regarding the assignment of responsibilities for safety precautions and programs; temporary Project facilities; and equipment, materials and services for common use of contractors. Verify that the requirements and assignment of responsibilities are included in the proposed Contract Documents.

16.2.1.6.2 Advise on the separation of the Project into contracts for various categories of work. Advise on the method to be used for selecting contractors and awarding contracts. If separate contracts are to be awarded, review the Drawings and Specifications and make recommendations as required to provide that (1) the work of the separate contractors is coordinated, (2) all requirements for the Project have been assigned to the appropriate separate contract, (3) the likelihood of jurisdictional disputes has been minimized, and
(4) proper coordination has been provided for phased construction.

16.2.1.6.3 Develop a Project Schedule providing for all major elements such as phasing of construction and times of commencement and completion required of each separate contractor. Provide the Project Construction Schedule for each set of bidding documents.

16.2.1.6.4 Investigate and recommend a schedule for Chase's purchase of materials and equipment requiring long lead time procurement, and coordinate the schedule with the early preparation of portions of the Contract Documents by the architect. Expedite and coordinate delivery of these purchases.

16.2.1.7 Provide an analysis of the types and quantities of labor required for the Project and review the availability of appropriate categories of labor required for critical phases. Make recommendations for actions designed to minimize adverse effects of labor shortages.

16.2.1.7.1 Identify or verify applicable requirements for equal employment opportunity programs and MWBE participation for inclusion in the proposed Contract Documents.

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16.2.1.8      Make recommendations for pre-qualification criteria for bidders and develop bidders' interest in the Project. Establish bidding schedules. Assist Chase in issuing Bidding Documents to bidders. Conduct pre-bid conferences to familiarize bidders with the Bidding Documents and management techniques and with any special systems, materials or methods. Assist Chase and the Architect and Engineer with the receipt of questions from bidders, and with the issuance of addenda.

16.2.1.8.1 If/when any bid package is estimated to be over $10,000, competitive bids shall be solicited, subject to protocols and procedures established by Chase for competitive bidding. In accordance with Chase's procurement procedures, assist in bid receipt, prepare bid analyses and make recommendations to Chase for award of Contracts or rejection of bids.

16.2.1.9 With Chase and the Architect's and Engineer's assistance, conduct pre-award conferences with successful bidders. Assist Chase in preparing Construction Contracts and advise Chase on the acceptability of subcontractors and material suppliers proposed by contractors. After execution by Chase issue and administer construction contracts between Chase and the separate contractors.

16.2.2        CONSTRUCTION PHASE

The Construction Phase will commence with the award of the initial Construction Contract or purchase order and will end thirty (30) days after final payment to all contractors is due.

16.2.2.1 Axiom, in cooperation with Chase, shall provide administration of the Contracts for Construction as set forth below and in the Chase General Conditions of the Contract for Construction.

16.2.2.2 Provide administrative, management and related services as required to coordinate work of the contractors with each other and with the activities and responsibilities of Axiom, Chase and the architect and engineer to complete the Project in accordance with Chase objectives for cost, time and quality. Provide sufficient organization, personnel and management to carry out the requirements of this Agreement.

16.2.2.2.1 Schedule and conduct pre-construction, construction and progress meetings to discuss such matters as procedures, progress, problems and scheduling. Prepare and promptly distribute minutes.

16.2.2.2.2 Consistent with the Project Construction Schedule issued with the Bidding Documents, and utilizing the Contractors' Construction Schedules provided by the separate contractors, update the Project Construction Schedule incorporating the activities of contractors on the Project, including activity sequences and durations, allocation of labor and materials, processing of Shop Drawings, Product Data and Samples, and delivery of products requiring long lead time procurement. Include Chase occupancy requirements showing portions of the Project having occupancy priority. Update and reissue the Project Construction Schedule as required to show current conditions and revisions required by actual experience.

16.2.2.2.3 Endeavor to achieve satisfactory performance from each of the contractors. Recommend courses of action to Chase when requirements of a contract are not being fulfilled, and the non performing party will not take satisfactory corrective action.

16.2.2.3 Revise and refine the approved estimate of construction cost, incorporate approved changes as they occur, and develop cash flow reports and forecasts as needed.

16.2.2.3.1 Provide regular monitoring of the approved estimate of construction cost, showing actual costs for activities in progress and estimates for uncompleted tasks. Identify variances between actual and budgeted or estimated costs, and advise Chase whenever projected costs exceed budgets or estimates.

16.2.2.3.2 Maintain cost accounting records on authorized work performed under unit costs, additional work performed on the basis of actual costs of labor and materials, or other work requiring accounting records.

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16.2.2.3.3    Recommend necessary or desirable changes to the architect and engineer and Chase, review requests for changes, assist in negotiating Contractors' proposals, submit recommendations to Chase, and if they are accepted, prepare a Change Order for Chase's authorization.

16.2.2.3.4 Develop and implement procedures for the review and processing of Applications by contractors for progress and final payments. Make recommendations to Chase for payment.

16.2.2.4 Review the safety programs developed by each of the contractors as required by their Contract Documents and coordinate the safety programs for the Project.

16.2.2.5 Assist in obtaining building permits and special permits for permanent improvements, excluding permits required to be obtained directly by the various contractors. Verify that Chase has paid applicable fees and assessments. Assist in obtaining approvals from authorities having jurisdiction over the Project.
16.2.2.6 If required, assist Chase in selecting and retaining the professional services of surveyors, special consultants and testing laboratories. Coordinate their services.

16.2.2.7 Determine in general that the work of each contractor is being performed in accordance with the requirements of the Contract Documents. Endeavor to guard Chase against defects and deficiencies in the work. As appropriate, require special inspection or testing, or make recommendations to the architect and engineer regarding special inspection or testing, of work not in accordance with the provisions of the Contract Documents whether or not such work be then fabricated, installed or completed. Subject to review by Chase, reject work which does not conform to the requirements of the Contract Documents.

16.2.2.7.1 Axiom shall not be responsible for construction means, methods, techniques, sequences and procedures employed by Contractors in the performance of their Contracts, and shall not be responsible for the failure of any contractor to carry out work in accordance with the Contract Documents.

16.2.2.8 Consult with the architect and engineer and Chase if any contractor requests interpretations of the meaning and intent of the Drawings and Specifications, and assist in the resolution of questions which may arise.

16.2.2.9 Receive and assure that current and satisfactory Certificates of Insurance are provided from the contractors, prior to the inception of any contract and forward them to Chase's insurance services department on an as requested basis.

16.2.2.10 Receive from the contractors and review all Shop Drawings, Product Data, Samples and other submittals. Coordinate them with information contained in related documents and transmit to the architect and engineer those recommended for approval. In collaboration with the architect and engineer, establish and implement procedures for expediting the processing and approval of Shop Drawings, Product Data, Samples and other submittals.

16.2.2.11 Record the progress if the Project. Submit written progress reports to Chase, the architect and engineer including information on each contractor and each contractor's work, as well as the entire Project, showing percentages of completion and the number and amounts of all Change Orders. Keep a daily log containing a record of weather, contractors' work on the site, number of workers, Work accomplished, problems encountered, and other similar relevant data as Chase may require. Make the log available to Chase.

16.2.2.11.1 Maintain at the Project site, on a current basis: a record copy of all contracts, drawings, specifications, addenda, change orders and other modifications, in good order and marked to record all changes made during construction; Shop Drawings; Product Data; Samples; submittals; purchases; materials; equipment; applicable handbooks; maintenance and operating manuals and instructions; other related documents and revisions which arise out of the contracts or work. Maintain records, in duplicate, of principal building layout lines, elevations of the bottom of footings, floor levels and key site elevations certified by a qualified surveyor or

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professional engineer.  Make all records available to Chase, the architect and engineer.  At the completion of the Project, deliver all such records to Chase.

16.2.2.12 Arrange for delivery and storage, protection and security for Chase purchased materials, systems and equipment which are a part of the Project, until such items are incorporated into the Project.

16.2.2.13 With Chase Property Management personnel, observe the contractors' checkout of utilities, operational systems and equipment for readiness and assist in their initial start-up and testing.

16.2.2.14 When Axiom considers each contractor's work or a designated portion thereof substantially complete, Axiom shall prepare for the architect, engineer and Chase a list of incomplete or unsatisfactory items and a schedule for their completion. Axiom shall assist the architect, engineer and Chase in conducting inspections. After the architect, engineer and Chase certify the Dates of Substantial Completion of the work, Axiom shall coordinate the correction and completion of the work.
16.2.2.15 Assist the architect and engineer and Chase in determining when the Project or a designated portion thereof is substantially complete. Prepare for the architect and engineer a summary of the status of the work of each contractor, listing changes in the previously issued Certificates of Substantial Completion of the Work and recommending the times within which contractors shall complete uncompleted items on their Certificate of Substantial Completion of the work.

16.2.2.16 Following the architect's issuance of a Certificate of Substantial Completion of the Project or designated portion thereof, evaluate the completion of the work of the contractors and make recommendations to the architect, engineer and Chase when work is ready for final inspection. Assist the architect, engineer and Chase in conducting final inspections. Secure and transmit to Chase required guarantees, affidavits, releases, bonds and waivers. Deliver all keys, manuals, record drawings and maintenance stocks to Chase.

16.2.2.17 The extent of the duties, responsibilities and limitations of authority of Axiom as a representative of Chase during construction shall not be modified or extended without the written consent of Chase and Axiom, which consent shall not be unreasonably withheld.

16.2.2.18 Axiom shall prepare and distribute, at a minimum, monthly construction schedule updates. After an evaluation of the actual progress as observed by Axiom; schedule activities shall then be assigned percentage-complete values in conjunction with the Contractor. The report shall reflect actual progress as compared to schedule progress noting variances (if any) as negative float. This report shall also be the basis for determining implementation of certain Chase prerogatives concerning progress of the Project, when required.

16.2.2.19 Axiom shall be the recipient of all notices of claims by Contractors against Chase for additional cost or time due to any alleged cause. Axiom shall perform a preliminary evaluation of the contents of the claim, obtain factual information concerning the claim, and make recommendations to Chase.

16.2.2.19.1 Axiom shall analyze the claims for extension of time and impact cost, using the schedule reports. An impact evaluation report shall be prepared which shall reflect the actual impact to the schedule. The report shall also provide a narrative including a recommendation for action to Chase.

16.2.2.19.2 Axiom shall prepare estimates based on the alleged cause of claims submitted by the Contractor and Axiom shall prepare alternate estimates based on varying scenarios of the claim cause. These estimates shall be transmitted to Chase and shall be used in claim rulings and negotiations.

16.2.2.19.3 Axiom shall negotiate claims with the Contractor on behalf of Chase at Chase's instructions. Axiom shall make a final recommendation to Chase concerning settlement or other appropriate action.

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16.2.3        POST CONSTRUCTION SERVICES:

16.2.3.1 Occupancy Permit (Building Department Sign-off). Axiom shall obtain for Chase the necessary occupancy permits. This task may encompass accompanying governmental officials during inspections of the facility, assist in preparing and submitting proper documentation to the appropriate approving agencies, assisting in final testing and other necessary and reasonable activities.

16.2.3.2 Support of Chase's Furniture/Equipment Installation Activities. Axiom shall assist Chase's Furniture and Fine Arts Group as requested to prepare requests for proposals, solicit quotes, prepare contracts, obtain execution of contracts, conduct pre-moving conferences and administer the contract for moving activities in conjunction with move-in for the Project. Axiom shall provide on-site personnel to oversee the relocation of all furniture, equipment, and other articles by the movers while actual move-in is in progress. Axiom shall make a final report to Chase concerning the move-in and make recommendations as to payment to the movers.

16.2.3.3 Move-in Coordination. Axiom shall prepare an occupancy plan which shall include a schedule indicating critical interfaces for relocation of furniture, equipment, new furniture and equipment and the relocation of Chase's personnel. This schedule shall be distributed to the moving contractors, Chase's affected departments, and other appropriate parties.

Axiom shall prepare and distribute reports associated with move-in occupancy plan and other contracts as required by Chase.

16.2.3.4 Claims Evaluation. Axiom shall continue to evaluate any remaining Contractor claims during the Post-Construction Phase.

16.2.3.5 Final Project Report. At the conclusion of the project, Axiom shall prepare final Project accounting and close-out reports of all above indicated report systems. These reports shall summarize for historical purposes any items which are not self-explanatory.

16.2.3.6 Warranty Period. During the warranty period of the Project, Axiom shall conduct warranty inspections every three months and shall report deficiencies which should be covered by the warranty.

16.2.4        CONSTRUCTION COSTS

16.2.4.1 Construction Cost shall be the total of the final contract sums of all separate contracts including general conditions, and other approved Reimbursable Costs relating to the Project.

16.2.4.2 Construction Cost does not include the compensation of the architect and engineer and the architect's and engineer's consultants, the cost of the land, rights-of-way or other costs which are the responsibility of Chase unless Chase specifically requires Axiom to manage and provide those services.


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This Agreement entered into as of the day and year first written above.


CHASE                                  AXIOM



The Chase Manhattan Bank



/s/ Walter E. Mystkowski               /s/ Philip Rogers
----------------------------           --------------------------------
Walter E. Mystkowski                   Philip Rogers
Senior Vice President                  Senior Vice President


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